JPMorgan Chase & Co. 270 Park Avenue, New York, NY 10017-2070 NYSE symbol: JPM www.jpmorganchase.com

JPMORGAN CHASE REPORTS FIRST-QUARTER 2018 NET INCOME OF
$8.7 BILLION, OR $2.37 PER SHARE

FIRST-QUARTER 2018 RESULTS1

ROE 15% ROTCE[2] 19%	Common equity Tier 1[2] 11.8%	Net payout LTM[3,4] 97%

Firmwide Metrics	■	Reported revenue of $27.9 billion; managed revenue of $28.5 billion[2]
	■	Average core loans[2] ex-CIB, up 8% YoY and 1% QoQ

CCB ROE 25%	■	Average core loans[2] up 8%; average deposits of $660 billion, up 6%
	■	Client investment assets of $276 billion, up 13%, with record net flows this quarter
	■	Credit card sales volume[5] up 12% and merchant processing volume up 15%

CIB ROE 22%	■	Maintained #1 ranking for Global Investment Banking fees with 8.1% wallet share in 1Q18
	■	Record Equity Markets revenue of $2.0 billion
	■	Treasury Services revenue, up 14%; Securities Services revenue, up 16%

CB ROE 20%	■	Average loan balances of $202 billion, up 6%
	■	Strong credit quality with 0 bps net charge-off rate

AWM ROE 34%	■	Record average loan balances of $133 billion, up 12%
	■	Assets under management (“AUM”) of $2.0 trillion, up 10%

Jamie Dimon, Chairman and CEO, commented on the financial results:“2018 is off to a good start with our businesses performing well across the board, driving strong top-line growth and building on the momentum from last year. We have been outpacing the industry on consumer deposit growth while attracting significant net new money and growing client investment assets 13%. Card sales and merchant processing volume both grew double digits, reflecting our investments in new products and innovation focused on our customers' needs.”

Dimon added: “In the Corporate & Investment Bank we maintained our #1 rank in Global IB fees, including #1 in M&A which grew share in every region. A strong Markets performance was driven by record Equities revenue. Our multi-year investments in Treasury Services and Securities Services are paying off, with revenue up 14% and 16% in those businesses. Commercial Banking continued to see revenue growth driven by rates and good capital markets flows. Despite client sentiment remaining high, the environment is intensely competitive and lending was flat for the quarter. Our Asset & Wealth Management business delivered strong results, with long-term net inflows this quarter across all regions, even as volatility returned to the market.”

Dimon concluded: “The global economy continues to do well, and we remain optimistic about the positive impact of tax reform in the U.S. as business sentiment remains upbeat, and consumers benefit from job and wage growth. We are committed to doing our part - and this company can be an engine that helps drive inclusive economic growth for all Americans, including our $20 billion long-term investment in our employees and communities, and we’re working to tackle broader issues, like healthcare, that can help the whole country.”

SIGNIFICANT ITEMS

■
1Q18 results included $505 million (pretax) mark-to-market gains related to the adoption of new recognition and measurement accounting guidance for certain equity investments previously held at cost ($0.11 increase in earnings per share)[6]

FORTRESS PRINCIPLES

■	Book value per share of $67.59, up 4%; tangible book value per share[2] of $54.05, up 4%

■	Basel III common equity Tier 1 capital[2] of $184 billion and ratio[2] of 11.8%

■	Firm SLR[2] of 6.5%
OPERATING LEVERAGE

■	1Q18 reported expense of $16.1 billion; reported overhead ratio of 58%; 1Q18 adjusted expense[2] of $16.0 billion; adjusted overhead ratio[2] of 56%
CAPITAL DISTRIBUTED

■	$6.7 billion[4] distributed to shareholders in 1Q18

■	$4.7 billion of net repurchases and common dividend of $0.56 per share

SUPPORTED CONSUMERS, BUSINESSES & COMMUNITIES

■	$617 billion of credit and capital[7] raised in 1Q18

■	$55 billion of credit for consumers

■	$5 billion of credit for U.S. small businesses

■	$217 billion of credit for corporations

■	$331 billion of capital raised for corporate clients and non-U.S. government entities

■	$9 billion of credit and capital raised for nonprofit and U.S. government entities, including states, municipalities, hospitals and universities

Investor Contact: Jason Scott (212) 270-7325                                                                                                                                                                                                    [1]Percentage comparisons noted in the bullet points are calculated for the first quarter of 2018 versus the prior-year first quarter, unless otherwise specified.
[2]For notes on non-GAAP financial measures, including managed basis reporting and key performance measures, see page 6.
For additional notes see page 7.
Media Contact: Joe Evangelisti (212) 270-7438

JPMorgan Chase & Co.
News Release

In the discussion below of Firmwide results of JPMorgan Chase & Co. (“JPMorgan Chase” or the “Firm”), information is presented on a managed basis, which is a non-GAAP financial measure. The discussion below of the Firm’s business segments is also presented on a managed basis. For more information about managed basis, and non-GAAP financial measures and key performance measures used by management to evaluate the performance of each line of business, see page 6.
Comparisons noted in the sections below are calculated for the first quarter of 2018 versus the prior-year first quarter, unless otherwise specified.

JPMORGAN CHASE (JPM)
Net revenue on a reported basis was $27.9 billion, $24.5 billion, and $24.9 billion for the first quarter of 2018, fourth quarter of 2017, and first quarter of 2017, respectively.

Results for JPM				4Q17		1Q17
($ millions, except per share data)	1Q18	4Q17	1Q17	$ O/(U)	O/(U) %	$ O/(U)	O/(U) %
Net revenue - managed	$28,520	$25,754	$25,850	$2,766	11%	$2,670	10%
Noninterest expense	16,080	14,895	15,283	1,185	8	797	5
Provision for credit losses	1,165	1,308	1,315	(143)	(11)	(150)	(11)
Net income[8]	$8,712	$4,232	$6,448	$4,480	106%	$2,264	35%
Earnings per share	$2.37	$1.07	$1.65	$1.30	121%	$0.72	44%
Return on common equity	15%	7%	11%
Return on tangible common equity	19	8	13
Discussion of Results:
Net income was $8.7 billion, an increase of 35%.
Net revenue was $28.5 billion, up 10%. Net interest income was $13.5 billion, up 9%, driven by the impact of higher rates and loan growth, partially offset by lower Markets net interest income. Noninterest revenue was $15.1 billion, up 12%, driven by higher Markets revenue, lower Card net acquisition costs, higher auto lease income and higher management fees in Asset & Wealth Management (“AWM”), partially offset by lower investment banking fees.
Noninterest expense was $16.1 billion, up 5%, driven by higher compensation expense, volume-related transaction costs in CIB Markets and auto lease depreciation.
The provision for credit losses was $1.2 billion, down from $1.3 billion in the prior year. The consumer provision reflected higher net charge-offs in Card in the current quarter, in line with expectations. The prior year included a write-down of the student loan portfolio which was sold in 2017. In Wholesale, the provision for credit losses was a benefit, reflecting net reserve releases of $170 million in the current quarter, driven by a reserve release in the Oil & Gas portfolio related to a single name.
Income tax expense decreased by approximately $240 million despite a $2.0 billion increase in pre-tax income, reflecting the lower income tax rate as a result of the enactment of the Tax Cuts & Jobs Act (“TCJA”)8.
In the first quarter of 2018, JPMorgan Chase also adopted new accounting guidance on revenue recognition6, which resulted in revenue and expense increasing by $313 million in the current quarter, predominantly in AWM and the remainder in CIB; net income was not impacted. Prior periods have been revised accordingly.

JPMorgan Chase & Co.
News Release

CONSUMER & COMMUNITY BANKING (CCB)

Results for CCB				4Q17		1Q17
($ millions)	1Q18	4Q17	1Q17	$ O/(U)	O/(U) %	$ O/(U)	O/(U) %
Net revenue	$12,597	$12,070	$10,970	$527	4%	$1,627	15%
Consumer & Business Banking	5,722	5,557	4,906	165	3	816	17
Home Lending	1,509	1,442	1,529	67	5	(20)	(1)
Card, Merchant Services & Auto	5,366	5,071	4,535	295	6	831	18
Noninterest expense	6,909	6,672	6,395	237	4	514	8
Provision for credit losses	1,317	1,231	1,430	86	7	(113)	(8)
Net income	$3,326	$2,631	$1,988	$695	26%	$1,338	67%
Discussion of Results:
Net income was $3.3 billion, an increase of 67%. Net revenue was $12.6 billion, an increase of 15%.
Consumer & Business Banking net revenue was $5.7 billion, up 17%, predominantly driven by higher net interest income as a result of higher deposit margins and growth. Home Lending net revenue was $1.5 billion, down 1%, driven by portfolio loan spread and production margin compression, predominantly offset by higher net servicing revenue. Card, Merchant Services & Auto net revenue was $5.4 billion, up 18%, driven by lower Card net acquisition costs, higher Card net interest income on margin expansion and loan growth, and higher auto lease volumes.
Noninterest expense was $6.9 billion, up 8%, predominantly driven by investments in technology and marketing, higher auto lease depreciation, and continued business growth.
The provision for credit losses was $1.3 billion, a decrease of $113 million, driven by the $218 million write-down in connection with the sale of the student loan portfolio in the prior year, and lower net charge-offs in Home Lending in the current quarter, largely offset by higher net charge-offs in Card, in line with expectations.

CORPORATE & INVESTMENT BANK (CIB)

Results for CIB				4Q17		1Q17
($ millions)	1Q18	4Q17	1Q17	$ O/(U)	O/(U) %	$ O/(U)	O/(U) %
Net revenue	$10,483	$7,518	$9,599	$2,965	39%	$884	9%
Banking	3,005	3,091	3,084	(86)	(3)	(79)	(3)
Markets & Investor Services	7,478	4,427	6,515	3,051	69	963	15
Noninterest expense	5,659	4,553	5,184	1,106	24	475	9
Provision for credit losses	(158)	130	(96)	(288)	NM	(62)	(65)
Net income	$3,974	$2,316	$3,241	$1,658	72%	$733	23%
Discussion of Results:
Net income was $4.0 billion, an increase of 23%. Net revenue was $10.5 billion, up 9%.
Banking revenue was $3.0 billion, down 3%. Investment Banking revenue was $1.6 billion, down 7%, driven by lower debt and equity underwriting fees, which were partially offset by higher advisory fees. The business continued to rank #1 in Global Investment Banking fees. Treasury Services revenue was $1.1 billion, up 14%, predominantly driven by higher interest rates and growth in operating deposits. Lending revenue was $302 million, down 22%, predominantly driven by prior-year gains on securities received from restructurings.
Markets & Investor Services revenue was $7.5 billion, up 15%, driven by higher Markets revenue, which included approximately $500 million of mark-to-market gains on certain equity investments previously held at cost6, and approximately $150 million reduction in tax-equivalent adjustments as a result of the enactment of the TCJA. Excluding the impact of these items, Markets revenue was up 7% with strong growth in Equity Markets, and Fixed Income Markets flat. Equity Markets revenue was $2.0 billion, up 25%, driven by strong performance across products, predominantly in derivatives and Prime Services. Fixed Income Markets revenue reflected strong performance in Currencies & Emerging Markets and Commodities, offset by lower client activity in Rates and Credit. Securities Services revenue was $1.1 billion, up 16%, driven by higher interest rates and deposit growth, as well as higher asset-based fees driven by net client inflows and improving market levels.
Noninterest expense was $5.7 billion, up 9%, largely driven by higher compensation and volume-related transaction costs in Markets.
The provision for credit losses was a benefit of $158 million, driven by a reserve release in the Oil & Gas portfolio related to a single name. The prior year was a benefit of $96 million primarily driven by releases in the Oil & Gas portfolio.

COMMERCIAL BANKING (CB)

Results for CB				4Q17		1Q17
($ millions)	1Q18	4Q17	1Q17	$ O/(U)	O/(U) %	$ O/(U)	O/(U) %
Net revenue	$2,166	$2,353	$2,018	$(187)	(8)%	$148	7%
Noninterest expense	844	912	825	(68)	(7)	19	2
Provision for credit losses	(5)	(62)	(37)	57	92	32	86
Net income	$1,025	$957	$799	$68	7%	$226	28%
Discussion of Results:
Net income was $1.0 billion, an increase of 28%.
Net revenue was $2.2 billion, up 7%, driven by higher net interest income due to higher deposit margins, partially offset by lower investment banking revenue.
Noninterest expense was $844 million, up 2%. Excluding the impairment of leased assets in the prior year of $29 million, noninterest expense would have been up 6%, predominantly driven by the hiring of bankers, business-related support staff, and technology investments.
The provision for credit losses was a benefit of $5 million, reflecting strong credit performance. The prior year was a benefit of $37 million driven by reserve releases in the Oil & Gas portfolio, partially offset by a reserve build due to select client downgrades.

ASSET & WEALTH MANAGEMENT (AWM)

Results for AWM				4Q17		1Q17
($ millions)	1Q18	4Q17	1Q17	$ O/(U)	O/(U) %	$ O/(U)	O/(U) %
Net revenue	$3,506	$3,638	$3,288	$(132)	(4)%	$218	7%
Noninterest expense	2,581	2,612	2,781	(31)	(1)	(200)	(7)
Provision for credit losses	15	9	18	6	67	(3)	(17)
Net income	$770	$654	$385	$116	18%	$385	100%
Discussion of Results:
Net income was $770 million.
Net revenue was $3.5 billion, an increase of 7%, driven by higher management fees on growth in assets under management and strong banking results driven by higher net interest income from deposit margin expansion and loan growth.
Noninterest expense was $2.6 billion, a decrease of 7%, driven by lower legal expense, partially offset by higher revenue driven external fees and compensation expense.
Assets under management were $2.0 trillion, up 10%, reflecting higher market levels and net inflows into long-term products partially offset by outflows from liquidity products.

JPMorgan Chase & Co.
News Release

CORPORATE

Results for Corporate				4Q17		1Q17
($ millions)	1Q18	4Q17	1Q17	$ O/(U)	O/(U) %	$ O/(U)	O/(U) %
Net revenue	$(232)	$175	$(25)	$(407)	NM	$(207)	NM
Noninterest expense	87	146	98	(59)	(40)	(11)	(11)
Provision for credit losses	(4)	—	—	(4)	NM	(4)	NM
Net income/(loss)	$(383)	$(2,326)	$35	$1,943	84%	$(418)	NM
Discussion of Results:
Net loss was $383 million, compared with net income of $35 million in the prior year.
Net revenue was a loss of $232 million, primarily driven by $245 million of investment securities losses and approximately $130 million (pretax) of losses on legacy Private Equity investments.
Income tax expense was higher primarily due to tax adjustments.

JPMorgan Chase & Co.
News Release

2.	Notes on non-GAAP financial measures and key performance measures:
Notes on non-GAAP financial measures

a.
In addition to analyzing the Firm’s results on a reported basis, management reviews Firmwide results, including the overhead ratio, on a “managed” basis; these Firmwide managed basis results are non-GAAP financial measures. The Firm also reviews the results of the lines of business on a managed basis. The Firm’s definition of managed basis starts, in each case, with the reported U.S. GAAP results and includes certain reclassifications to present total net revenue for the Firm and each of the reportable business segments on a fully taxable-equivalent (“FTE”) basis. Accordingly, revenue from investments that receive tax credits and tax-exempt securities is presented in the managed results on a basis comparable to taxable investments and securities. These financial measures allow management to assess the comparability of revenue arising from both taxable and tax-exempt sources. The corresponding income tax impact related to tax-exempt items is recorded within income tax expense. These adjustments have no impact on net income as reported by the Firm as a whole or by the lines of business. For a reconciliation of the Firm’s results from a reported to managed basis, see page 7 of the Earnings Release Financial Supplement.

b.
Tangible common equity (“TCE”), return on tangible common equity (“ROTCE”) and tangible book value per share (“TBVPS”), are each non-GAAP financial measures. TCE represents the Firm’s common stockholders’ equity (i.e., total stockholders’ equity less preferred stock) less goodwill and identifiable intangible assets (other than MSRs), net of related deferred tax liabilities. For a reconciliation from common stockholders’ equity to TCE, see page 9 of the Earnings Release Financial Supplement. ROTCE measures the Firm’s net income applicable to common equity as a percentage of average TCE. TBVPS represents the Firm’s TCE at period-end divided by common shares at period-end. Book value per share was $67.59, $67.04 and $64.68 at March 31, 2018, December 31, 2017, and March 31, 2017, respectively. TCE, ROTCE, and TBVPS are meaningful to the Firm, as well as investors and analysts, in assessing the Firm’s use of equity.

c.
Adjusted expense and adjusted overhead ratio are each non-GAAP financial measures. Adjusted expense excluded Firmwide legal expense/(benefit) of $70 million, $(207) million and $218 million for the three months ended March 31, 2018, December 31, 2017, and March 31, 2017, respectively. The adjusted overhead ratio measures the Firm’s adjusted expense as a percentage of adjusted managed net revenue. Management believes this information helps investors understand the effect of these items on reported results and provides an alternate presentation of the Firm’s performance.

Notes on key performance measures

d.
Estimated as of March 31, 2018. The Basel III regulatory capital, risk-weighted assets and capital ratios, (fully phased-in effective January 1, 2019), and the Basel III supplementary leverage ratio (“SLR”), (fully-phased in effective January 1, 2018), are all considered key regulatory capital measures. The capital adequacy of the Firm is evaluated against the Basel III approach (Standardized or Advanced) that results, for each quarter, in the lower ratio (the “Collins Floor”). These measures are used by management, bank regulators, investors and analysts to assess and monitor the Firm’s capital position. For additional information on these measures, including the Collins Floor, see Capital Risk Management on pages 82-91 of the Firm’s Annual Report on Form 10-K for the year ended December 31, 2017.

e.
Core loans represent loans considered central to the Firm’s ongoing businesses; core loans exclude loans classified as trading assets, runoff portfolios, discontinued portfolios and portfolios the Firm has an intent to exit.

JPMorgan Chase & Co.
News Release

Additional notes:

3.	Last twelve months (“LTM”).

4.	Net of stock issued to employees.

5.	Excludes Commercial Card.

6.
Effective January 1, 2018, the Firm adopted several new accounting standards, the most significant of which were revenue recognition, and recognition and measurement of financial assets. The revenue recognition guidance requires gross presentation of certain costs that were previously offset against revenue. This change was adopted retrospectively and prior period amounts were revised accordingly, resulting in both noninterest revenue and noninterest expense increasing by $304 million and $264 million for the three months ended December 31, 2017 and March 31, 2017, respectively, with no impact to net income. JPMorgan Chase expects the 2018 full-year impact to be approximately $1.2 billion. The adoption of the recognition and measurement guidance resulted in $505 million of mark-to-market gains on certain equity investments previously held at cost. For additional information, including the impacts of each of the new accounting standards, see pages 29-30 of the Earnings Release Financial Supplement.

7.
The amount of credit provided to clients represents new and renewed credit, including loans and commitments. The amount of credit provided to small businesses reflects loans and increased lines of credit provided by Consumer & Business Banking; Card, Merchant Services & Auto; and Commercial Banking. The amount of credit provided to nonprofit and U.S. and non-U.S. government entities, including U.S. states, municipalities, hospitals and universities, represents credit provided by the Corporate & Investment Bank and Commercial Banking.

8.	On December 22, 2017, the Tax Cuts & Jobs Act (“TCJA”) was signed into law and resulted in a $2.4 billion decrease to JPMorgan Chase’s net income in the fourth quarter of 2017.

JPMorgan Chase & Co.
News Release

JPMorgan Chase & Co. (NYSE: JPM) is a leading global financial services firm with assets of $2.6 trillion and operations worldwide. The Firm is a leader in investment banking, financial services for consumers and small businesses, commercial banking, financial transaction processing, and asset management. A component of the Dow Jones Industrial Average, JPMorgan Chase & Co. serves millions of customers in the United States and many of the world’s most prominent corporate, institutional and government clients under its J.P. Morgan and Chase brands. Information about JPMorgan Chase & Co. is available at www.jpmorganchase.com.

JPMorgan Chase & Co. will host a conference call today, April 13, 2018, at 8:30 a.m. (Eastern) to present first-quarter 2018 financial results. The general public can access the call by dialing (866) 541-2724 in the U.S. and Canada, or (706) 634-7246 for international participants. Please dial in 10 minutes prior to the start of the call. The live audio webcast and presentation slides will be available on the Firm’s website, www.jpmorganchase.com, under Investor Relations, Events & Presentations.

A replay of the conference call will be available beginning at approximately 12:30 p.m. on April 13, 2018, through midnight, April 27, 2018, by telephone at (800) 585-8367 (U.S. and Canada) or (404) 537-3406 (international); use Conference ID # 9869209. The replay will also be available via webcast on www.jpmorganchase.com under Investor Relations, Events & Presentations. Additional detailed financial, statistical and business-related information is included in a financial supplement. The earnings release and the financial supplement are available at www.jpmorganchase.com.

This earnings release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the current beliefs and expectations of JPMorgan Chase & Co.’s management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements. Factors that could cause JPMorgan Chase & Co.’s actual results to differ materially from those described in the forward-looking statements can be found in JPMorgan Chase & Co.’s Annual Report on Form 10-K for the year ended December 31, 2017, which has been filed with the Securities and Exchange Commission and is available on JPMorgan Chase & Co.’s website (http://investor.shareholder.com/jpmorganchase/sec.cfm), and on the Securities and Exchange Commission’s website (www.sec.gov). JPMorgan Chase & Co. does not undertake to update any forward-looking statements.